Exhibit 10.20

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

AERIES TECHNOLOGY GROUP BUSINESS ACCELERATORS PRIVATE LIMITED

AERIES EMPLOYEES STOCK OPTION PLAN 2020

*	Amended vide special resolution passed in the Extra Ordinary General Meeting held on 22nd July 2022.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

INDEX

1.	NAME AND OBJECTIVE OF THE ESOP 2020	3
2.	DEFINITIONS	3
3.	AUTHORITY AND CEILING	7
4.	ADMINISTRATION OF THE PLAN	8
5.	GRANT OF OPTIONS	8
6.	VESTING OF OPTIONS	9
7.	EXERCISE OF OPTIONS	9
8.	TERMINATION OF EMPLOYMENT	9
9.	NOTICES AND CORRESPONDENCE	10
10.	NON-TRANSFERABILITY OF OPTIONS	10
11.	TRANSFER OF SHARES	10
12.	TAXES	11
13.	ARBITRATION	11
14.	GOVERNING LAW	11
15.	REGULATORY APPROVALS	11
16.	MODIFICATION OF PLAN	12
17.	MISCELLANEOUS PROVISIONS	12
18.	CORPORATE ACTION	13
19.	TERM OF THE PLAN	14
20.	CONFIDENTIALITY	14

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

1.	Name and Objective of the ESOP PLAN

1.1

Aeries Technology Group Business Accelerators Private Limited (Formerly known as Pulse Secure Technologies (India) Private Limited) (“Aeries”) is a private limited company, limited by shares, incorporated on 22th August, 2014 under the provisions of the Companies Act, 2013, under Corporate Identification Number U74999MH2014PTC257474, having registered office at 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025. The Company intends to attract, retain and motivate key talents working with the Company, by way of rewarding their high performance and motivate them to contribute to the overall corporate growth and profitability.

1.2

Pursuant to aforesaid objective, the Board of the Company has approved the Aeries Employee Stock Option Plan 2020 (“ESOP Plan” or “Plan”) in its Board meeting held on 1st August, 2020 and subsequently, the Plan has been approved by the shareholders of the Company vide a special resolution dated 1st August, 2020.

1.3

For the implementation of the Plan, the Company has set up the Aeries Employee Stock Option Trust (Formerly known as Pulse Employee Stock Option Trust (“ESOP Trust” or “Trust”) for the benefit of the Employees. The ESOP Trust shall be responsible for the execution of the Plan in accordance with the provisions of the ESOP Plan and the trust deed executed thereto.

1.4	The Board may subject to compliance with Applicable Laws, at any time alter, amend, suspend or terminate the ESOP Plan.

2.	Definitions

In this Plan, except where the context otherwise requires, the following expressions or terms shall have the meanings indicated there against.

2.1

“Applicable Laws” means the legal requirements relating to employee stock options, including, without limitation, the Companies Act, 2013 and all relevant tax, securities, exchange control or corporate laws of India, and includes any statutory modifications or re-enactments thereof.

2.2	“Accelerated Vesting” shall have the meaning as ascribed to it in clause 6.4 below.

2.3

“Beneficiary” means the person designated by a Grantee, or in the absence of any designation by the Grantee, the person who is entitled by the will of the Grantee to receive the benefits specified in the Plan, or the legal heirs of the Grantee, if the Grantee dies intestate and includes the Grantee’s executors or administrator.

2.4	“Board” means the Board of Directors of the Company, as re-constituted from time to time.

2.5	————Deleted*————

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

2.6	“Cause” shall mean:

a.

fraud, theft, or gross malfeasance on the part of the Grantee, including, without limitation, conduct of a felonious or criminal nature, conduct involving moral turpitude, embezzlement, or misappropriation of assets of the Company;

b.	any wilful act on the part of the Grantee that has, in the opinion of the Board had an adverse effect (financial or otherwise) on the business or reputation of the Company;

c.

dishonesty, intentional misconduct, repeated violation by the Grantee of any of the work rules or policies of the Company, including breach of standards adopted by the Company governing behaviour and conduct, professional independence or conflict of interest, after written notice of such violation and reasonable opportunity to be heard having been given to him by the Board;

d.

the commission of any act by the Grantee including significant non-performance which could reasonably affect or impact to a material degree, the interests of the Company or materially injure the reputation, business, or business relationships of the Company.

e.	any of the above in collusion with someone including, without limitation, a family member, associate or acquaintance.

2.7	“Companies Act” means the Companies Act, 2013 and includes any statutory modifications or re-enactments thereof.

2.8	“Corporate Action” shall mean one of the following events:

a.	rights / bonus issue;

b.	reorganisation of the Shares including buyback of Shares;

c.	restructuring of the share capital of the Company;

d.	merger or amalgamation or demerger with any of Affiliate of the Company;

e.	bankruptcy proceedings against the Company;

f.	adoption by the shareholders of the Company of a scheme of liquidation, dissolution or winding up.

2.9	“Day” means a day other than Saturday and Sunday, on which banks are open for normal banking business in India.

2.10	“Employee” means

a.	a permanent employee of the Company working in India or outside India; or

b.	a director of the Company, whether whole time director or not but excluding an independent director; or

c.	an employee, as defined in sub-clauses (a) or (b) in this Para, of a subsidiary company, in India or outside or of a holding company of the Company.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

but excludes:

i.	an employee who is a Promoter or belongs to the Promoter Group;

ii.	a director who either by himself or through his relatives or through any-body corporate, directly or indirectly holds more than 10 (ten) percent of the outstanding Shares of the Company.

2.11

“ESOP Plan” or “Plan” means the Aeries Employee Stock Option Plan 2020 and shall include any alterations, amendments, additions, deletions, modifications, or variations thereof as approved by the Board from time to time.

2.12	“ESOP Trust” or “Trust” means Aeries Employee Stock Option Trust established on 17th March, 2020.

2.13	“ESOP Trustees” or “Trustees” shall mean such persons appointed by the Company and more particularly set out in the trust deed, to manage the Plan.

2.14

“Exercise” of an Option means expression of an intention by a Grantee to the Company in writing (in the form of an Exercise Letter) to receive the economic value of the Shares or purchase or subscribe the Shares underlying the Vested Option at the Exercise Price, at a future date in pursuance of the Plan, in accordance with the procedure laid down for exercise of Vested Options.

2.15	“Exercise Date” means the date on which the Grantee exercises his/her Vested Options, in accordance with the procedure as laid down hereunder.

2.16	“Exercise Letter” means the application in writing to made by Grantee to the Company for the Exercise of Vested Options.

2.17	“Exercise Price” means the price per Vested Option payable by the Grantee at the time of exercise of the Vested Options in accordance with the Plan and as may be specified in the Grant Letter.

2.18	“Exercise Period” means a period of 5 years from the Vesting Date.

2.19	“Financial Statements” means last audited financial statements of the Company.

2.20	“Financial Year” means the period from 1 April of a calendar year to 31 March of the following calendar year.

2.21	“Grant” shall have the meaning as ascribed to in clause 5.1 below.

2.22	“Grant Date” means the date on which the Options are granted to a Grantee through a Grant letter.

2.23	“Grant Letter” means the letter by which Grant of an Option is communicated to the Grantee.

2.24	“Grantee” means an Employee at the time of grant of the Option and who in the opinion of the Board is declared to be eligible to participate under the Plan.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

2.25

“IPO” means the initial public offering of the Shares of Company vide the listing of the Shares of Company on any recognized stock exchange in India, whether pursuant to an offer for sale, scheme of arrangement, share swap transaction or otherwise.

2.26	————Deleted*————

2.27

“Option” means the option granted to an Employee, which gives such Employee the right, but not an obligation, to receive economic value of the Shares or purchase/subscribe the Shares, underlying the Vested Option at the Exercise Price, at a future date.

2.28

“Permanent Incapacity” means any disability of whatsoever nature be it physical, mental or otherwise, which incapacitates or prevents or handicaps an Employee from performing any specific job, work or task which the said Employee was capable of performing immediately before such disablement, as determined by the Board based on a certificate of a medical expert identified by the Board.

2.29	“Promoters” means a person

a.	who has been named as such in a prospectus or is identified by the company in the annual return in section 92 of Companies Act; or

b.	who has control over the affairs of the company, directly or indirectly whether as a shareholder, director or otherwise; or

c.	in accordance with whose advice, directions or instructions the Board of directors of the company is accustomed to act.

Provided that nothing in sub-clause (c) shall apply to a person who is acting merely in a professional capacity.

2.30

“Promoter Group” means (a) an immediate relative of the promoter (i.e. spouse of that person, or any parent, brother, sister or child of the person or of the spouse); (b) persons whose shareholding is aggregated for the purpose of disclosing in the offer document “shareholding of the promoter group”.

2.31	“Shares” or “Equity Shares” means equity shares of the Company having face value of Rs. 10 each.

2.32	————Deleted*————

2.33

“Transfer” shall mean, whether pursuant to any statutory right or otherwise, any direct or indirect sale, assignment, gift, exchange, bequest, disposition, mortgage, lien, charge, encumbrance, grant of security or otherwise disposal or alienation of Shares.

2.34	“Unvested Option” means an Option, which is not a Vested Option.

2.35	“Vesting” means the process by which the Grantee is given the right to apply for and being issued and allotted Shares underlying the Options granted to the Employee in pursuance to the Plan.

2.36	“Vesting Conditions” means the conditions subject to which the Options granted would vest in a Grantee.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

2.37	“Vested Option” means an Option, which has vested with the Grantee under the Plan including Accelerated Vested Options, if any.

2.38	“Vested and Exercised Option” means a Vested Option, which has been Exercised by the Grantee under the Plan.

2.39	“Vesting Date” shall mean the date of expiry of Vesting Conditions.

2.40	“Vesting Period” shall have the meaning as ascribed to it in clause 6.1 below.

Construction

a)

The headings/ subheadings/ titles/ subtitles are only for the sake of convenience and shall not be interpreted to restrict or otherwise affect the meaning or import of the Articles, which shall be interpreted solely in light of the contents thereof.

b)	Where a word or phrase is defined, other parts of speech and grammatical forms of that word or phrase shall have the corresponding meanings.

c)	The term ‘including’ shall mean ‘including without limitation’, unless otherwise specified.

d)	Words denoting the masculine gender shall include the feminine gender and words denoting the singular shall include the plural and vice versa.

e)	Reference to any act, rules, statute or notification shall include any statutory modification, substitution or re-enactment thereof.

3.	Authority and Ceiling

3.1

The Shareholders of the Company, in their general meeting dated 1st August, 2020 have authorized the Board to grant not exceeding 59,900 (Fifty Nine Thousand Nine Hundred) Options (representing 59,900 Shares of the Company) to the eligible Employees in one or more tranches, from time to time. These options would be issued, allotted, and exercisable, by the Company, as may be determined by the Board, in accordance with the provisions of this Plan and in due compliance with other Applicable Laws and regulations.

3.2

The maximum number of Options that may be granted to any identified single Employee in any Financial Year shall in aggregate not exceed 59,900 (Fifty Nine Thousand Nine Hundred only) Options of the issued equity share capital (excluding outstanding warrants and conversions, if any) of the Company at the time of grant of Option.

3.3	The Board is empowered to formulate detailed terms and conditions of the Plan.

3.4	The Company has created and set up the ESOP Trust for the benefit of the Grantees in accordance with the provisions of this Plan and in due compliance with other Applicable Laws and regulations.

3.5	The ESOP Trust is empowered to administer and supervise the Plan in consultation with the Board. The Board and the ESOP Trustees shall meet as required for administering the ESOP Plan.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

3.6	If an Option expires or becomes un-exercisable due to any other reason, it shall become available for future Grants, subject to compliance with all Applicable Laws.

3.7

Where Shares are issued and allotted to the ESOP Trust, the maximum number of Shares that can be issued under ESOP Plan as referred to in clause 3.1 above will stand reduced to the extent of such Shares issued.

4.	Administration of the Plan

4.1

The ESOP Trustees, with the approval of the Board shall formulate the rules and regulations for the implementation of the ESOP Plan and the management and administration of the Plan in accordance with the provisions of the Plan. The ESOP Trustees may, with the approval of the Board, add, alter, amend, rescind, substitute or vary these rules and regulations and make any other determinations that it deems necessary or desirable for the administration and implementation of the Plan.

4.2	The Board, shall inter alia, do the following:

a.	Identify the Employees eligible to participate under the Plan;

b.	Determine the number of Options to be granted to a particular Employee or to a category or group of Employees and in the aggregate;

c.	Grant Options to the identified Employees and determine the Grant date;

d.

To do all such acts, deeds, matters and things and execute all such deeds, documents, instruments and writings as it may in its absolute discretion deem necessary or desirable and pay fees and commission and incur expenses in relation to or for implementing the Plan;

e.	Approve forms or agreements for use under the Plan;

f.	Approve rules and regulations for implementing the Plan from time to time;

g.	Lay down the method for satisfaction of any tax obligation arising on the Exercise of the Option or otherwise;

h.	Construe and interpret the terms of the Plan, and the Options granted pursuant to the Plan.

5.	Grant of Options

5.1	The Board may offer the Options to a Grantee in accordance with the terms and conditions of the Plan for the time being in force (“Grant”).

5.2

The Grant of the Options by the Board to the Grantee shall be made in writing and communicated to the Grantee through a Grant Letter, stating the number of Options granted, Vesting Conditions, Vesting Period, Exercise Period and the Exercise Price.

5.3	Each Option represents 1 (one) Share having face value of Rs. 10/- (Rupees Ten only).

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

5.4	An offer made under this clause is personal to the Grantee and cannot be transferred in any manner whatsoever.

6.	Vesting of Options

6.1

*The Options granted under this Scheme shall have vesting period of minimum 1 (one) year from the date of grant or as may be stated in the grant letter. In addition to this, the Board may specify further Vesting Conditions, if any, in the Grant Letter subject to satisfaction of which the Options would vest.

6.2	————Deleted*————

6.3	————Deleted*————

6.4	Accelerated Vesting

*The Board may decide to accelerate the Vesting of all or some Unvested Options (as per Applicable Laws), (Accelerated Vested Options) and accordingly intimate the same to the Grantee.

6.5	Transfer to subsidiary company/holding company or vice-versa:

In the event of transfer of a Grantee from the Company to its subsidiary company/holding company or vice-versa, the Unvested Options as on the date of transfer, shall continue to vest as per the original schedule and be Exercised, subject to the compliance of the Applicable Laws.

7.	Exercise of Options

7.1	The Vested Options shall be exercisable within the Exercise Period subject to the terms and conditions as determined and set forth under the Plan.

7.2

A Vested Option shall be deemed to be exercised only when the ESOP Trust receives from the Grantee or the Beneficiary, as the case may be, an Exercise Letter and the Exercise Price, in the form and manner as specified hereunder.

7.3

*The Company will issue and allot Shares to the ESOP Trust any time before the exercise of the Options. ESOP Trust will transfer the shares to the grantees after payment of the applicable exercise price.

7.4	————Deleted*————

7.5	Notwithstanding anything else contained in this Plan, if there are any Options which are not exercised within the Exercise Period, they shall automatically lapse.

8.	Termination of employment

8.1	On death / Permanent Incapacity of a Grantee

a.	In the event of termination of employment of a Grantee as an Employee as a result of death/Permanent Incapacity of the Employee, the Unvested Options shall vest immediately.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

b.

*All the Vested and Exercised Options, shall at the sole discretion of the Board, be settled in cash based on the fair market value of the Shares underlying the exercised Options net off transaction costs and taxes.

c.

*All the Vested Options, which have not lapsed and not exercised, shall at the sole discretion of the Board, be settled in cash based on the fair market value of the Shares underlying these Options, net off Exercise Price, transaction costs and taxes.

8.2	Termination of employment without Cause

*In the event of termination of the employment of a Grantee due to retirement on attaining superannuation age or resignation by the Grantee or termination without Cause by the Company, then all the Unvested Options and unexercised Vested Options, which have not lapsed, granted to the Grantee shall lapse. All the Vested and Exercised Options as on date of resignation/ termination shall at the sole discretion of the Board be settled in cash based on the fair market value of the Shares, shall be net off transaction costs and taxes.

8.3	Termination of employment with Cause

In the event of termination of the employment of a Grantee with Cause by the Company, such Grantee will not be entitled to participate in the Plan from the date of termination and all the Options (whether Vested or Unvested) granted shall lapse. Shares issued earlier to the Trust allocable to such Options shall be utilized on behalf of other Grantees and the Exercise Price paid by the Grantee shall be forfeited.

9.	Notices and correspondence

9.1

Any notice required to be given or any correspondence by a Grantee to the Company, the ESOP Trust, the ESOP Trustees or the Board, may be given or made at the Corporate office of the Company or such other address as may be notified by the Company in writing.

9.2

Any notice, required to be given or any correspondence by the Company, the ESOP Trust, the ESOP Trustees or the Board to a Grantee shall be given or made at the address provided by the Grantee from time to time in writing.

10.	Non-transferability of Options

The Options granted herein, are personal to the Grantee. The Options cannot be Transferred by the Grantee under this Plan and any purported Transfer not permitted herein shall be void and unenforceable against the Company.

The Option shall not be pledged, hypothecated, mortgaged or otherwise alienated in any other manner.

11.	Transfer of Shares

The Grantee can transfer shares as per the terms of Article of Association of the Company.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

12.	Taxes

12.1	All Options granted under the Plan shall be subject to all applicable withholding tax requirements, if any, and the ESOP Trust/Company may withhold such taxes accordingly.

12.2

The Trust, on behalf of the Grantee, shall pay all tax and discharge all other liabilities to which he may become subject as a result of his participation in this Plan or the grant of any Options or the Vesting of such Options or on allotment of Shares or sale of such Shares.

12.3	The Company shall have the right to deduct from the Grantee’s salary, any of the Grantee’s tax obligations arising in connection with the Options or the Shares acquired upon the Exercise thereof.

12.4

Notwithstanding anything else contained in this Plan, no Shares/sale proceeds therefrom, as the case may be, shall be disbursed to the Grantee or his Beneficiary, on exercise of the Options under this Plan unless appropriate taxes as required under the applicable tax laws are discharged.

13.	Arbitration

13.1

In the event of a dispute arising out of or in relation to the provisions of this Plan, either party may refer the dispute to a single arbitrator acceptable to both and failing agreement, to three arbitrators, one to be appointed by either party and the third arbitrator to be jointly appointed by the two arbitrators appointed by the parties.

13.2

The arbitration proceedings shall be held in Mumbai, India under and in accordance with the (Indian) Arbitration and Conciliation Act, 1996 and any statutory modification or re-enactment thereof for the time being in force. The seat of arbitration shall be at Mumbai, India.

13.3	The arbitrator shall also decide on the costs of the arbitration proceedings.

13.4	The language of arbitration shall be English.

14.	Governing Law

14.1	This Plan and all agreements made hereunder shall be governed by and construed in accordance with the laws of India.

14.2

The Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan. The Options are subject to the Plan. Any term of the Plan that is contrary to the requirement of any Applicable Law or other regulations shall not apply to the extent it is contrary to such Applicable Laws/ other Indian regulations.

15.	Regulatory approvals

15.1

The implementation of the Plan, the granting of any Option under the Plan and the issuance of any Shares under this Plan shall be subject to the procurement by the Company, the Board, the ESOP Trust or the Trustees of all approvals and permits required by any regulatory authorities having jurisdiction over the Plan,

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

the Options and the Shares issued pursuant thereto. The Grantees under this Plan will, if requested by the Board, provide such assurances and representations to the Company and the ESOP Trust, as the Board may deem necessary or desirable to ensure compliance with all applicable legal and accounting requirements.

16.	Modification of Plan

Subject to Applicable Laws, the Board may at any time and from time to time:

16.1	Interpret, revoke, add, alter, amend or vary all or any of the terms and conditions of the Plan or all or any of the rights and obligations of the Grantees;

16.2

Formulate various sets of special terms and conditions in addition to those set out herein, to apply to the Grantees. Each of such sets of special terms and conditions shall be restricted in its application to those Grantees;

16.3

Formulate separate sets of special terms and conditions in addition to those set out herein, to apply to each class or category of Grantees separately and each of such sets of special terms and conditions shall be restricted in its applications to such Grantees; and

However, any decision of the Board in the interpretation and administration of the Plan, as described herein, shall be final, conclusive and binding on all parties concerned (including, but not limited to, Grantee and/or Beneficiaries) to the extent permitted under the Applicable Laws. Neither the Company, nor the Board nor the Trust, nor the Trustees shall be liable for any action or determination made with respect to the Plan or any Option granted there under.

No variation, alteration, addition or amendment to the Plan can be made if it is detrimental to the interest of the Grantees.

17.	Miscellaneous provisions

17.1

The Grantee shall have no right to receive any dividend or vote or in any manner enjoy the benefits of a Shareholder with respect to the Shares, until the Shares are Transferred to him and the Grantee becomes a registered shareholder of the Company. Shares received by the Grantee in the event of an IPO shall be subject to provisions of SEBI regulations as may be applicable.

17.2

This Plan shall not form part of any contract of employment between the Company and any Grantee, and the rights and obligations of any Grantee under the terms of his office or employment shall not be affected by his participation in this Plan or any right which he may have to participate in it and this Plan shall afford such a Grantee no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

17.3

This Plan shall not confer on any person any legal or equitable rights against the Company, the Board, the ESOP Trust or the Trustees, directly or indirectly, or give rise to any cause of action at law or in equity against the Company, the Board, the ESOP Trust or the Trustees.

17.4	The Company shall be entitled to file this Plan with such authorities and persons as it may be required under law to file or where it deems fit.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

17.5

The ESOP Trust shall bear the costs of establishing and administering this Plan, including any costs of the ESOP Trust’s auditors or any independent financial adviser in relation to the preparation of any confirmation by them or provision of any other service in relation to this Plan.

17.6

A Grantee shall, before Exercising the Vested Options, obtain all necessary consents that may be required to enable him to Exercise the same. By Exercising the Vested Options, the Grantee thereof is deemed to have represented to the Company or the Board that he/she has obtained all such consents. Compliance with this paragraph shall be a condition precedent to an Exercising the Vested Options by a Grantee.

17.7

By Exercising the Vested Options, a Grantee expressly acknowledges that the Grant of Option does not constitute a guarantee or continuity of employment and the Company shall reserve the right to terminate the Grantee’s employment in accordance with the terms of employment. Grantee shall be deemed to have irrevocably waived any entitlement, by way of compensation for loss of office or otherwise howsoever, to any sum or other benefit to compensate him for loss of any rights under this Plan.

17.8	This Plan constitutes the entire document in relation to its subject matter and supersedes all prior agreements and understandings whether oral or written with respect to such subject matter.

17.9	The Company shall conform to the provisions of the Applicable Laws in respect of necessary disclosures, legal requirements as well as accounting policies.

In the event that any term, condition or provision of this Plan being held to be a violation of any Applicable Laws, statute or regulation, the same shall be severable from the rest of this Plan and shall be of no force and effect and this Plan shall remain in full force and effect as if such term, condition or provision had not originally been contained in this Plan.

17.10	General Risks:

Participation in this ESOP Plan shall not be construed as any guarantee of return on the equity investment. Any loss due to fluctuations in the price of the equity and the risks associated with the investments is that of the Grantee alone. The Grantee is encouraged to make considered judgment and seek adequate information /clarifications essential for appropriate decision.

18.	Corporate Action

In the event of a Corporate Action, a Grant made under the Plan shall be subject to adjustment including but not limited to the number of Options or Vesting criteria or cancellation of Options (whether Vested or Unvested) in lieu of such consideration as may be determined by the Board in its sole discretion subject to Applicable Law. The decision of the Board, in this regard, shall be final and binding.

Aeries Technology Group Business Accelerators Private Limited

Reg. Office: 5th Floor, Paville House, Off Veer Savarkar Marg, Prabhadevi, Mumbai 400025

CIN: U74999MH2014PTC257474

19.	Term of the Plan

19.1

The Plan shall continue to operate so long as there are unexercised Options and Shares in the Trust, unless the Board decides to terminate the Plan. No termination of the Plan, under this clause 19 shall impair the existing rights of any Grantee, unless mutually agreed otherwise between the Grantee, the ESOP Trust and the Board, which agreement must be in writing and signed by the Grantee, the ESOP Trust and the Company. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

19.2

The Plan shall operate independently and parallel to any Plan that may presently exist. The Company may introduce new Plan or Plans that may have features, terms and conditions that are different from the Plan.

20.	Confidentiality

20.1

The Grantee shall not divulge the details of the Plan and/or his/her holdings to any person except with the prior written permission of the Board unless so required to do under any statutes or regulations applicable to such Grantee. In case Option Grantee breaches this clause, the Company has undisputed right to terminate any agreement and all Options (whether Vested or Unvested) shall stand cancelled immediately. The decision and judgment of the Company regarding breach of this confidentiality clause shall be final, binding and cannot be questioned by Option Grantee. In case of non-adherence to the provisions of this clause, the Board shall have the authority to deal with such cases as it may deem fit.